EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Network-1 Security Solutions, Inc.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 (of which this consent is filed as Exhibit 23.1) pertaining to the Network-1 Security Solutions, Inc. and to the incorporation by reference therein of our report dated March 8, 2012 related to the financial statements of Network-1 Security Solutions, Inc. for the year ended December 31, 2010 and December 31, 2011 included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Radin, Glass & Co., LLP
Radin, Glass & Co., LLP

New York, New York
February 12, 2013